EXHIBIT 5.2


               INTERNAL REVENUE SERVICE DETERMINATION LETTER


                                                DEPARTMENT OF THE TREASURY

 INTERNAL REVENUE SERVICE
 DISTRICT DIRECTOR
 31 HOPKINS PLAZA
 BALTIMORE, MD 21201-0000
                                         Employer Identification Number:
                                            23-1503731
 Date:      March 23, 1995               File Folder Number:
                                            521038444
 BETZ LABORATORIES, INC.                 Person to Contact:
 4636 SOMERTON ROAD                         SHEILA E. TIDLINE
 TREVOSE, PA 19053                       Contact Telephone Number:
                                            (410) 962-2330
                                         Plan Name:
                                            BETZ LABORATORIES, INC. EMPLOYEE
                                            STOCK OWNERSHIP AND 401(K) PLAN
                                            Plan Number: 003


 Dear Applicant:

      We have made a favorable determination on your plan, identified above, based on the information supplied. Please keep this letter in your permanent records.

      Continued qualification of the plan under its present form will depend on its effect in operation. (See section 1.401-1(b)(3) of the Income Tax Regulations.) We will review the status of the plan in operation periodically.

      The enclosed document explains the significance of this favorable determination letter, points out some features that may affect the qualified status of your employee retirement plan, and provides information on the reporting requirements for your plan. It also describes some events that automatically nullify it. It is very important that you read the publication.

      This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

      This determination letter is applicable for the amendment(s) adopted on November 8, 1994.

      This plan is an employee stock ownership plan with a cash or deferred arrangement described in Code section 401(k).

      This plan satisfies the requirements of Code section 4975(e)(7).

      This plan has been mandatorily disaggregated, permissively aggregated, or restructured to satisfy the nondiscrimination requirements.

      This plan satisfies the nondiscrimination in amount requirement of section 1.401(a)(4)-l(b)(2) of the regulations on the basis of a design-based safe harbor described in the regulations.

      This letter is issued under Rev. Proc. 93-39 and considers the amendments required by the Tax Reform Act of 1986 except as otherwise specified in this letter.

      This plan satisfies the nondiscriminatory current availability requirements of section 1.40(a)(4)-4(b) of the regulations with respect to those benefits, rights, and features that are currently available to all employees in the plan's coverage group. For this purpose, the plan's coverage group consists of those employees treated as currently benefitting for purposes of demonstrating that the plan satisfies the minimum coverage requirements of section 410(b) of the Code.

      This letter may not be relied upon with respect to whether the plan satisfies the qualifications as amended by the Uruguay Round Agreements Act, Pub. L. 103-465.

      If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.

                                    Sincerely yours,

                                    /s/ Paul M. Harrington

                                    District Director


 Enclosures:
 Publication 794
 Reporting & Disclosure Guide
   for Employee Benefit Plans